Exhibit 99.01

Execution Version

$150,000,000

364-DAY CREDIT AGREEMENT

DATED AS OF NOVEMBER 15, 2007

AMONG

MONEYGRAM INTERNATIONAL, INC.,

THE LENDERS

AND

JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT

J.P. MORGAN SECURITIES INC.

CHI:1996266.6

AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

ARTICLE II THE CREDITS

2.1	[Reserved].

2.2	[Reserved].

2.3	Revolving Credit Commitments

2.4	[Reserved].

2.5	Ratable Loans

2.6	Types of Advances

2.7	[Reserved].

2.8	Facility Fee; Reductions in Aggregate Revolving Credit Commitment; Required Payments.

2.9	Minimum Amount of Each Advance

2.10	Optional Principal Payments

2.11	Method of Selecting Types and Interest Periods for New Advances

2.12	Conversion and Continuation of Outstanding Advances

2.13	Changes in Interest Rate, etc

2.14	Rates Applicable After Default

2.15	Method of Payment

2.16	Noteless Agreement; Evidence of Indebtedness

2.17	Telephonic Notices

2.18	Interest Payment Dates; Interest and Fee Basis

2.19	Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions

2.20	Lending Installations

2.21	Non-Receipt of Funds by the Administrative Agent

2.22	[Reserved].

2.23	Replacement of Lender

ARTICLE III YIELD PROTECTION; TAXES

3.1	Yield Protection

3.2	Changes in Capital Adequacy Regulations

3.3	Availability of Types of Advances

3.4	Funding Indemnification

3.5	Taxes

3.6	Lender Statements; Survival of Indemnity

ARTICLE IV CONDITIONS PRECEDENT

4.1	Initial Advance

4.2	Each Advance

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing

5.2	Authorization and Validity

5.3	No Conflict; Government Consent

5.4	Financial Statements

5.5	Material Adverse Change

5.6	Taxes

5.7	Litigation and Contingent Obligations

5.8	Subsidiaries

5.9	ERISA

5.10	Accuracy of Information

5.11	Regulation U

5.12	Material Agreements

5.13	Compliance With Laws

5.14	Ownership of Properties

5.15	Plan Assets; Prohibited Transactions

5.16	Environmental Matters

5.17	Investment Company Act

5.18	[Reserved].

5.19	Insurance

5.20	Solvency

ARTICLE VI COVENANTS

6.1	Financial Reporting

6.2	Use of Proceeds

6.3	Notice of Default

6.4	Conduct of Business

6.5	Taxes

6.6	Insurance

6.7	Compliance with Laws

6.8	Maintenance of Properties

6.9	Inspection

6.10	Dividends

6.11	Indebtedness

6.12	Merger

6.13	Sale of Assets

6.14	Investments and Acquisitions

6.15	Liens

6.16	Affiliates

6.17	Amendments to Agreements

6.18	Contingent Obligations

6.19	Inconsistent Agreements

6.20	Financial Covenants.

6.21	Subsidiary Guarantees

ARTICLE VII DEFAULTS

7.1	Representation or Warranty

7.2	Non-Payment

7.3	Specific Defaults

7.4	Other Defaults

7.5	Cross-Default

7.6	Insolvency; Voluntary Proceedings

7.7	Involuntary Proceedings

7.8	Condemnation, Seizure

7.9	Judgments

7.10	Unfunded Liabilities; Reportable Event

7.11	Change in Control

7.12	Withdrawal Liability

7.13	Guaranty

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1	Acceleration

8.2	Amendments

8.3	Preservation of Rights

ARTICLE IX GENERAL PROVISIONS

9.1	Survival of Representations

9.2	Governmental Regulation

9.3	Headings

9.4	Entire Agreement

9.5	Several Obligations; Benefits of this Agreement

9.6	Expenses; Indemnification

9.7	Accounting

9.8	Severability of Provisions

9.9	Nonliability of Lenders

9.10	Confidentiality

9.11	Nonreliance

9.12	Disclosure

9.13	USA PATRIOT Act

ARTICLE X THE AGENT

10.1	Appointment; Nature of Relationship

10.2	Powers

10.3	General Immunity

10.4	No Responsibility for Loans, Recitals, etc

10.5	Action on Instructions of Lenders

10.6	Employment of Administrative Agents and Counsel

10.7	Reliance on Documents; Counsel

10.8	Administrative Agent’s Reimbursement and Indemnification

10.9	Notice of Default

10.10	Rights as a Lender

10.11	Lender Credit Decision

10.12	Successor Administrative Agent

10.13	Administrative Agent and Arranger Fees

10.14	Delegation to Affiliates

ARTICLE XI SETOFF; RATABLE PAYMENTS

11.1	Setoff

11.2	Ratable Payments

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns.

12.2	Dissemination of Information

12.3	Tax Treatment

ARTICLE XIII NOTICES

13.1	Notices; Effectiveness; Electronic Communication

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1	Counterparts; Effectiveness

14.2	Electronic Execution of Assignments

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	CHOICE OF LAW

15.2	CONSENT TO JURISDICTION

15.3	WAIVER OF JURY TRIAL

EXHIBITS AND SCHEDULES

Schedules
Pricing Schedule Commitment Schedule
Schedule 5.8 Subsidiaries (Section 5.8)
Schedule 5.14 Schedule 6.11 Schedule 6.15 Schedule 6.18	Ownership of Properties (Section 5.14) Indebtedness (Section 6.11) Permitted Existing Liens (Section 6.15) Contingent Obligations (Section 6.18)

Exhibits

Exhibit A — Form of Note
Exhibit B — Form of Assignment and Assumption Agreement
Exhibit C — Form of Compliance Certificate

CREDIT AGREEMENT

This Credit Agreement, dated as of November 15, 2007, is among MoneyGram International, Inc., a Delaware corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree to the following:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquired Company” is defined in Section 6.14.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means JPMCB in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance of funds hereunder, (i) made by the applicable Lenders on the same Borrowing Date, or (ii) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.23.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Credit Commitment is $150,000,000.

“Agreement” means this credit agreement, as it may be amended, restated or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Revolving Credit Commitment (without regard to usage), at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” is defined in Section 12.1(b).

“Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacities as Sole Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (a) the sale of inventory in the ordinary course or the sale of obsolete or worn out property in the ordinary course and (b) the sale of portfolio securities in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of the Borrower, acting singly.

“Borrower” means MoneyGram International, Inc., a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change” is defined in Section 3.2.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) tax expense and (iii) nonrecurring and extraordinary losses, minus, to the extent included in Consolidated Net Income, nonrecurring and extraordinary gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For any computation period during which (i) an Acquired Company is acquired or (ii) a Disposed Company is sold, Consolidated EBIT shall be calculated on a pro forma basis as if such Acquired Company or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness disposed), as the case may be, on the first day of such computation period.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) tax expense, (iii) depreciation, (iv) amortization, and (v) nonrecurring and extraordinary losses, minus, to the extent included in Consolidated Net Income, nonrecurring and extraordinary gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For any computation period during which (i) an Acquired Company is acquired or (ii) a Disposed Company is sold, Consolidated EBITDA shall be calculated on a pro forma basis as if such Acquired Company or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness disposed), as the case may be, on the first day of such computation period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period. For any computation period during which an Acquired Company is acquired, Consolidated Interest Expense shall be calculated on a pro forma basis as if any Indebtedness incurred in connection with the acquisition of such Acquired Company had been incurred on the first day of such computation period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity plus or minus the accumulated Other Comprehensive Income (Loss) of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Total Capitalization” means, at any time, the sum of Consolidated Total Indebtedness and Consolidated Net Worth, each calculated at such time.

“Consolidated Total Indebtedness” means, at any time, the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided that none of the above shall constitute a Contingent Obligation if such other Person is a (i) Guarantor or (ii) Special Purpose Subsidiary.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Default” means an event described in Article VII.

“Disposed Company” means an entity or going business sold by the Borrower or any of its Subsidiaries by way of sale of equity or substantially all of the assets of such entity and otherwise permitted by this Agreement.

“Dollars” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Effective Date” means the first date on which the conditions set forth in Sections 4.1 and 4.2 are satisfied.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate (rounded upwards, if necessary, to the next 1/16 of 1%) plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 29, 2005 among the Borrower, JPMCB, as administrative agent, and the lenders party thereto, as such agreement is amended, restated, supplemented or modified from time to time.

“Facility Termination Date” means the earlier of (i) November 13, 2008 or (ii) any earlier date on which the Aggregate Revolving Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Guarantors” means MoneyGram Payment Systems, Inc., a Delaware corporation, FSMC, Inc., a Minnesota corporation, CAG Inc., a Nevada corporation, MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, PropertyBridge, Inc., a Delaware corporation, MoneyGram of New York LLC, a Delaware limited liability company, and each other Subsidiary which, after the date hereof, becomes a Material Domestic Subsidiary of the Borrower, and its successors and assigns, other than a Special Purpose Subsidiary.

“Guaranty” means that certain Guaranty dated as of the date hereof executed by each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified (including by joinder agreement) and in effect from time to time.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Letters of Credit, (vii) Contingent Obligations, (viii) Rate Management Obligations, (ix) Receivables Transaction Attributed Indebtedness and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For the purposes hereof, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) obligations under Repurchase Agreements, (ii) Payment Services Obligations, (iii) obligations to repay Payment Instruments Funding Amounts, (iv) Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes), (v) ordinary course contractual obligations with clearing banks relative to clearing accounts and (vi) Receivables Transactions Attributed Indebtedness so long as the aggregate outstanding amount thereof at the time of determination is not in excess of $450,000,000 (but any excess amount thereof over $450,000,000 shall constitute Indebtedness).

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person becoming a lender hereunder pursuant to Section 12.1 and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or under which the obligations thereunder constitute a Contingent Obligation of such Person.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Services Obligations, (iii) liens purported to be created under Repurchase Agreements, or (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts.

“Loan” means, with respect to a Lender, such Lender’s loans made pursuant to Section 2.3.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.16 and the Guaranty.

“Loan Parties” means the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Domestic Subsidiary” means a Domestic Subsidiary (other than a Special Purpose Subsidiary) which (i) has 5% or more of the assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination, (ii) is responsible for 5% or more of Consolidated Net Income for the four quarter period ending on the fiscal quarter end next preceding the date of determination or (iii) has been designated as a Material Domestic Subsidiary by the Borrower.

“Material Indebtedness” means Indebtedness and/or Rate Management Obligations in an outstanding principal or net payment amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement, including the Existing Credit Agreement, under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.22.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer (as described in Section 4001(a)(3) of ERISA) is obligated to make contributions.

“Net Disposition Proceeds” means the aggregate amount of all cash payments received by the Borrower or any Subsidiary directly or indirectly in connection with an Asset Disposition (including any cash payments received by the Borrower or any Subsidiary in respect of any investments received in connection with such Asset Disposition); provided that Net Disposition Proceeds shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower or any Subsidiary in connection with such Asset Disposition, (ii) any foreign, federal, state, provincial and local income or other taxes reasonably estimated to be payable by the Borrower or any Subsidiary as a result of such Asset Disposition and (iii) any repayments by the Borrower or any Subsidiary of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Asset Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Comprehensive Income (Loss)” means comprehensive income or loss under FASB Statement of Financial Accounting Standard Nos. 115 and 133.

“Other Taxes” is defined in Section 3.5(ii).

“Participants” is defined in Section 12.1(c)(i).

“Payment Date” means the last day of each calendar year quarter.

“Payment Instruments Funding Amounts” means amounts advanced to and retained by the Borrower and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.

“Payment Services Obligations” means the obligations of the Borrower and its Subsidiaries in the ordinary course of their respective businesses to pay outstanding payment instruments or obligations pursuant to an official check agreement or customer agreement or as principal or issuer of a payment instrument or obligation, including but not limited to money orders, money transfers, stored value cards, rebates, WIC payments and similar obligations, as reflected on the financial statements of the Borrower delivered by the Borrower from time to time pursuant to Section 6.1(i) or (ii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMCB or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Commitment (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, the aggregate principal amount of its outstanding Loans) and the denominator of which is the Aggregate Revolving Credit Commitments (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, the aggregate principal amount of outstanding Loans of all Lenders).

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction” means any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a Person accounts or notes receivable and rights related thereto.

“Receivables Transaction Attributed Indebtedness” means, at any time, the amount of obligations outstanding at such time under the legal documents entered into as part of any Receivables Transaction that would be characterized as principal if such Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 12.1(b)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Repurchase Agreement” means an agreement of a Person to purchase securities arising out of or in connection with the sale of the same or substantially similar securities.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, the aggregate unpaid principal amount of the outstanding Loans.

“Restricted Payment” means any dividend or distribution in respect of the Capital Stock of the Borrower or any Subsidiary or any redemption, repurchase, acquisition or other retirement of the Capital Stock of the Borrower or any Subsidiary.

“Revolving Credit Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower pursuant to Section 2.3 in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading “Revolving Credit Commitment” on the Commitment Schedule, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Separation Agreements” means one or more of the Separation and Distribution Agreement, the Tax Sharing Agreement, the Interim Services Agreement and the Employee Benefit Agreement each dated as of June 30, 2004 and entered into between the Borrower and Viad.

“Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Special Purpose Subsidiary” means any Wholly-Owed Subsidiary of the Borrower formed for the limited organizational purpose of isolating and transferring a limited and specified pool of assets and related rights and obligations with respect to Payment Services Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture, business trust or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the Consolidated Net Income, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Viad” means Viad Corp, a Delaware corporation.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture, business trust or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 [Reserved].

2.2 [Reserved].

2.3 Revolving Credit Commitments. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving Loans to the Borrower and, provided that, after giving effect to the making of each such Loan, the aggregate principal amount of such Lender’s outstanding Loans shall not exceed the amount of its Revolving Credit Commitment and the aggregate principal amount of outstanding Loans of all Lenders shall not exceed the Aggregate Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Facility Termination Date. The Revolving Credit Commitments to extend credit hereunder shall expire on the Facility Termination Date.

2.4 [Reserved].

2.5 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.6 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.11 and 2.12.

2.7 [Reserved].

2.8 Facility Fee; Reductions in Aggregate Revolving Credit Commitment; Required Payments.

(i)	The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Fee Rate on such Lender’s Revolving Credit Commitment (whether used or unused) from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date, provided that, if any Lender continues to have Loans outstanding hereunder after the Facility Termination Date, then such facility fee shall continue to accrue on the aggregate principal amount of such Lender’s outstanding Loans until such Loans have been paid in full.

(ii)	The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the aggregate principal amount of outstanding Loans of all Lenders. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Advances hereunder.

(iii)	Upon the sale or issuance by the Borrower or any of its Domestic Subsidiaries of any of its Capital Stock (other than any sales or issuances of Capital Stock to the Borrower or a Wholly-Owned Subsidiary), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of all net cash proceeds received therefrom (or, if less, the aggregate outstanding amount of the Loans) immediately upon receipt thereof by the Borrower or such Subsidiary and the Aggregate Revolving Credit Commitments shall be permanently reduced (whether or not any Loans are then outstanding) by an amount equal to 100% of such net cash proceeds at such time.

(iv)	Upon the incurrence or issuance by the Borrower or any of its Domestic Subsidiaries of any Indebtedness (other than Indebtedness permitted hereunder as this Agreement is in effect on the date hereof), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of all net cash proceeds received therefrom (or, if less, the aggregate outstanding amount of the Loans) immediately upon receipt thereof by the Borrower or such Subsidiary and the Aggregate Revolving Credit Commitments shall be permanently reduced (whether or not any Loans are then outstanding) by an amount equal to 100% of such net cash proceeds at such time. In addition (but without duplication of reductions pursuant to the preceding sentence), the Aggregate Revolving Credit Commitments shall be permanently reduced by the amount of any increase after the date hereof in the aggregate commitments under the Existing Credit Agreement, such reduction to occur as of the time of the effectiveness of any such increase.

(v)	If the aggregate principal amount of loans and “LC Obligations” outstanding under the Existing Credit Agreement at any time is less than $350,000,000 or such greater amount of the aggregate “Commitments” as defined in the Existing Credit Agreement (such difference, the “Shortfall”), the Borrower shall immediately prepay an aggregate principal amount of the Loans equal to 100% of the Shortfall (or, if less, the aggregate outstanding amount of the Loans). For purposes of this clause (v), “Commitments” under the Existing Credit Agreement in respect of term loans shall be deemed equal to the aggregate amount of term loans advanced on the date such term loans were borrowed.

(vi)	Upon the making of any Asset Disposition by the Borrower or any of its Domestic Subsidiaries, the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of all Net Disposition Proceeds received therefrom (or, if less, the aggregate outstanding amount of the Loans) immediately upon receipt thereof by the Borrower or such Subsidiary and the Aggregate Revolving Credit Commitments shall be permanently reduced (whether or not any Loans are then outstanding) by an amount equal to 100% of such Net Disposition Proceeds at such time; provided that the Borrower shall not be required to prepay the Loans or reduce the Aggregate Revolving Credit Commitments until (and only in the amount of such excess) the aggregate amount of Net Disposition Proceeds received by the Borrower and its Domestic Subsidiaries after the date hereof exceeds $15,000,000.

(vii)	Any outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

Each reduction of the Aggregate Revolving Credit Commitment shall be applied ratably among the Lenders unless otherwise specifically required hereunder.

2.9 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.10 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.11 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and not later than 1:00 p.m. (Chicago time) three Business Days before the Borrowing Date for each Eurodollar Advance. Each such notice shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) (iii) (iv)	the aggregate amount of such Advance, the Type of Advance selected, and in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower in an account designated in writing by the Borrower.

2.12 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.9, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 1:00 p.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.13 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.14 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.11, 2.12 or 2.13, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, unless waived by the Required Lenders, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

2.15 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

2.16 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain the Register as set forth in Section 12.1(b)(iv).

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.17 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.18 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19 Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.22 [Reserved].

2.23 Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation Issuer in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Revolving Credit Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans or Revolving Credit Commitment, then, within 15 days of demand by such Lender the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Revolving Credit Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender as a result of its Revolving Credit Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the commercially reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The Borrower shall not be required to indemnify any Lender pursuant to Section 3.1, 3.2, 3.4 or 3.5 for any amounts paid or losses incurred by such Lender as to which such Lender has not made demand hereunder within 120 days after the date such Lender has actual knowledge of such amounts or losses and their applicability to the lending transactions contemplated hereby. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Advance. The Lenders shall not be required to make the initial Advances hereunder unless and until (a) the Borrower has satisfied the conditions precedent set forth in Section 4.2 and furnished to the Administrative Agent in the number of copies as the Administrative Agent shall have reasonably requested each of the following items and (b) the following conditions have otherwise been satisfied:

(i)	Copies of a certificate of good standing of the Borrower and each Material Domestic Subsidiary, each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, of its by-laws or operating agreement, its articles or certificate of incorporation or formation, together with all amendments, and its Board of Directors’ resolutions and resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Material Domestic Subsidiary authorized to sign the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)	A certificate, signed by the Chief Financial Officer or Treasurer of the Borrower, stating that on the Effective Date, both immediately before and immediately after the effectiveness of this Agreement, no Default or Unmatured Default (as such terms are defined in either the Existing Credit Agreement or this Agreement) has occurred and is continuing.

(v)	A written opinion of the Borrower’s counsel, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.

(vi)	This Agreement executed by the Borrower.

(vii)	The Guaranty executed by the Guarantors in form and substance reasonably satisfactory to the Administrative Agent.

(viii)	All separately agreed amounts owing from the Borrower to the Administrative Agent or the Arranger shall have been paid.

(ix)	An effective amendment to the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(x)	Such other documents as any Lender or its counsel may have reasonably requested.

4.2 Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	No unutilized commitments to extend credit under the Existing Credit Agreement (the amount of which shall be determined without respect to whether the conditions thereto are satisfied) shall exist, and no term loans under the Existing Credit Agreement shall have been prepaid.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that as of the date hereof and as of the date of each Advance thereafter that:

5.1 Existence and Standing. Each of the Borrower and its Material Domestic Subsidiaries is a corporation, partnership, trust or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization and Validity. Each of the Borrower and its Material Domestic Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and its Material Domestic Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and its Material Domestic Subsidiaries is a party constitute legal, valid and binding obligations of each of the Borrower and its Material Domestic Subsidiaries enforceable against each of the Borrower and its Material Domestic Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and its Material Domestic Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Domestic Subsidiaries or (ii) the Borrower’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Domestic Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Domestic Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Domestic Subsidiaries, is required to be obtained by the Borrower or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The December 31, 2006 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Material Adverse Change. Since December 31, 2006 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by such Persons, except such material taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. As of the date of this Agreement and the Effective Date, no material tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate. The United States income tax returns of MoneyGram Payment Systems, Inc. and its Subsidiaries have been audited by the Internal Revenue Service (or the statute of limitations applicable to audits of such tax returns has run) through the fiscal year ended December 31, 2003.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Advances. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 or on Schedule 6.18.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower and identifies all Material Domestic Subsidiaries of the Borrower all as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $125,000,000. Neither the Borrower, any of its Subsidiaries, nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $10,000,000 in the aggregate. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Single Employer Plan, neither the Borrower, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any Material Indebtedness Agreement.

5.13 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14 Ownership of Properties. Except for the capital leases set forth on Schedule 5.14 and other capital leases of a similar nature, on the date of this Agreement and on the Effective Date, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15 Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the officers of the Borrower and its Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18 [Reserved].

5.19 Insurance. Borrower and its Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.20 Solvency. (i) On the date of this Agreement and on the Effective Date, giving effect to any Advances made on such date, and after giving effect to the application of the proceeds of such Advances, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)	Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating (with respect to Material Domestic Subsidiaries only) basis (consolidating statements need not be certified by such accountants) for itself and its Material Domestic Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows (on a consolidated basis only), accompanied by any management letter prepared by said accountants.

(ii)	Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Borrower and its Material Domestic Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows (on a consolidated basis only) for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or its controller.

(iii)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit C signed by its chief financial officer or its controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)	Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(v)	As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by the chief financial officer or controller of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vi)	As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)	Promptly upon the filing thereof, electronic notice to the Administrative Agent of the filing of all proxy statements, registration statements and periodic and current reports on forms 10K, 10Q and 8K which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, including commercial paper backup, and acquisitions permitted hereunder. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will, and will cause each Material Domestic Subsidiary to, carry on and conduct its business in the financial or payment services industry or the support thereof and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The costs of such inspections shall be for the account of the Borrower, except in the case of (i) a Lender inspection in the absence of the occurrence and continuation of a Default, which shall be done at such Lender’s expense, or (ii) any Administrative Agent inspections in excess of one inspection during any 12-month period in the absence of the occurrence and continuation of a Default, each of which shall be done at Administrative Agent’s expense.

6.10 Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any Restricted Payments (other than dividends payable in its own common stock), except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary and (ii) so long as no Default or Unmatured Default shall exist before or after giving effect to such Restricted Payment or be created as a result thereof, the Borrower may declare and pay dividends on its Capital Stock and make other Restricted Payments.

6.11 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans.

(ii)	Indebtedness existing on the “Effective Date” of the Existing Credit Agreement and described in Schedule 6.11 hereto.

(iii)	Indebtedness owing between and among the Borrower, any Guarantor or any Special Purpose Subsidiary.

(iv)	Indebtedness under the Existing Credit Agreement and guarantees of such Indebtedness.

(v)	Other Indebtedness at no time exceeding $50,000,000 in aggregate outstanding principal amount.

6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower, with the Borrower as the surviving entity, or into a Wholly-Owned Subsidiary.

6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business.

(ii)	Any transfer of an interest in accounts or notes receivable and related assets as part of a Receivables Transaction which does not give rise to Indebtedness.

(iii)	Sales of portfolio securities owned by the Borrower and its Subsidiaries in the ordinary course of business.

(iv)	Sales of securities pursuant to Repurchase Agreements.

(v)	Sales, transfers or other dispositions of its Property to a Special Purpose Subsidiary in the ordinary course of business.

(vi)	Transfers from a Subsidiary to the Borrower, from the Borrower to any Guarantor or from a Guarantor to any other Guarantor.

(vii)	Any transfer to MoneyGram International Holdings Limited of Indebtedness referred to in the proviso to Section 6.14(b) made to effectuate the forgiveness of such Indebtedness.

(viii)	Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than pursuant to Sections 6.13(i)-(vi) above) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.14 Investments and Acquisitions. (a) The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition of any Person except Acquisitions of (or all or substantially all of the assets of) entities engaged in substantially the same or related lines of business as the Borrower, so long as (i) the aggregate consideration for any single Acquisition (or series of related Acquisitions) shall not exceed $250,000,000; (ii) after giving effect to such acquisition, the Borrower shall be in compliance with its covenants in Section 6.20, and, on a pro forma basis, the Borrower would be in compliance therewith for the previous four fiscal quarters; (iii) for any Acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance and (iv) both before and after giving effect to such Acquisition no Default exists (each such acquired entity, an “Acquired Company”).

(b) At no time will the Borrower permit aggregate Investments in Foreign Subsidiaries, joint ventures or Domestic Subsidiaries that are not Guarantors (excluding Special Purpose Subsidiaries and Subsidiaries created in connection with Receivables Transactions otherwise permitted hereunder) to exceed 10% of Consolidated Net Worth determined as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 6.1 or 6.2; provided that the loan from MoneyGram Payment Systems, Inc. to MoneyGram International Holdings Limited in the amount of 92,500,000 Euros pursuant to the Loan Agreement dated January 17, 2003 and any Investment arising out of the forgiveness of such Indebtedness shall be excluded from the provisions of, and calculation under, this Section 6.14(b).

6.15 Liens. The Borrower will not, nor will it permit any Material Domestic Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Domestic Subsidiaries, except:

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens in existence on the “Effective Date” of the Existing Credit Agreement and identified on Schedule 6.15 hereto.

(vi)	Liens securing not in excess of $450,000,000 of Receivables Transaction Attributed Indebtedness.

(vii)	Liens securing Rate Management Obligations not in excess of $100,000,000.

(viii)	Other Liens securing Indebtedness at no time exceeding $50,000,000 in aggregate outstanding principal amount.

6.16 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (a) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (b) except for the forgiveness of Indebtedness referred to in the proviso to Section 6.14(b).

6.17 Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to, amend or terminate the Separation Agreements in any manner which could reasonably be expected to be materially adverse to the interests of the Lenders.

6.18 Contingent Obligations. The Borrower will not, nor will it permit any Material Domestic Subsidiary or Foreign Subsidiary to, make or suffer to exist any Contingent Obligation, except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) for the Guaranty, (iii) as provided in the Separation Agreements, (iv) the “Guaranty” as defined in the Existing Credit Agreement, (v) as in effect on the “Effective Date” of the Existing Credit Agreement and set forth on Schedule 6.18 hereto and (vi) as permitted under Section 6.11(v).

6.19 Inconsistent Agreements. The Borrower shall not, and shall not permit any Material Domestic Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which (i) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining the incurrence or repayment of the Obligations or the amendment of the Loan Documents, or (ii) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower or any Material Domestic Subsidiary of any of its obligations under any Loan Documents.

6.20	Financial Covenants.

6.20.1. Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 3.5 to 1.0.
6.20.2. Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i)
Consolidated Total Indebtedness to (ii) Consolidated Total
Capitalization to be greater than .5 to 1.0.
6.20.3. Consolidated Total Indebtedness to EBITDA Ratio. The Borrower
will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA to be
greater than 3.0 to 1.0.

6.21 Subsidiary Guarantees. Within ten Business Days of any Authorized Officer becoming aware that a Subsidiary has become a Material Domestic Subsidiary, the Borrower shall cause an Authorized Officer thereof to (i) execute and deliver to the Administrative Agent for the benefit of the Lenders a guaranty of the Obligations pursuant to a guaranty substantially similar to the Guaranty (or a joinder agreement under the Guaranty), all pursuant to documentation (including related certificates, opinions) reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent at which time any Authorized Officer becomes aware that a Subsidiary has become a Material Domestic Subsidiary.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Non-Payment. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any facility fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3 Specific Defaults. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 or Sections 6.10 through and including 6.21.

7.4 Other Defaults. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

7.5 Cross-Default. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6 Insolvency; Voluntary Proceedings. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal or state bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal or state bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7 Involuntary Proceedings. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Condemnation, Seizure. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 Judgments. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 Unfunded Liabilities; Reportable Event. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $125,000,000 or any Reportable Event shall occur in connection with any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect.

7.11 Change in Control. Any Change in Control shall occur.

7.12 Withdrawal Liability. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $3,000,000 per annum.

7.13 Guaranty. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any guaranty to which it is a party, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.2(ii), (iv), (v) and (vi), all of the Lenders):

(i)	Extend the final maturity of any Loan to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Revolving Credit Commitment or of any Revolving Credit Commitment of any Lender hereunder.

(iv)	Permit the Borrower to assign its rights under this Agreement.

(v)	Amend this Section 8.2 or Section 11.2.

(vi)	Release any Guarantor from its obligations under the Guaranty.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, no consent of the Borrower shall be required in connection with an amendment hereof or of any other Loan Document which is made pursuant to the fee letter agreement dated as of October 31, 2007 among the Borrower, JPMCB and J.P. Morgan Securities Inc. The Borrower shall, as, when and in the manner requested, cooperate with JPMCB and J.P. Morgan Securities Inc. in connection with any such amendment and shall, at such time as either of them shall request, execute and cause its Subsidiaries to execute such amendments to the Loan Documents or other documents as may be requested by either of JPMCB or J.P. Morgan Securities Inc. to effect compliance by the Borrower with its obligations under such fee letter agreement (in each case without respect to whether such execution by the Borrower or such Subsidiary is, giving effect to the preceding sentence, required for the effectiveness thereof).

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.9 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for such parties other than attorneys which are employees of such parties) paid or incurred by such parties in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment (proposed or actual), modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, other than attorneys which are employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrowers’ audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10 Confidentiality. (a) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.10 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.10 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.10(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.11 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.12 Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE X

THE AGENT

10.1 Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, in proportion to their Revolving Credit Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Credit Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain fee letter agreement dated as of October 31, 2007, or as otherwise agreed from time to time.

10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any times held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

11.2 Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)	the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; and

(B)	the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.1(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)	Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)	The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.21, 10.8 or 11.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.2(i) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii)	A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.3 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1 Notices; Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii)	if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)	if to a Lender, to it at its address or telecopier number set forth in its administrative questionnaire provided to Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and, in the case of notice of Default or Unmatured Default, shall permit notification only by Intralinks or a similar website. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By: /s/ Timothy J. Gallaher
Title: VP and Treasurer

Address:	1550 Utica Avenue South Suite 100, MS 8020 Minneapolis, MN 55416
Attention: Telephone: Facsimile:	Teresa H. Johnson (952) 591-3850 (952) 591-3859

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/ Sabir Hashmy

Its: Vice President

Address: Attention: Telephone: Facsimile:	10 S. Dearborn Street IL1-0364 Chicago, IL 60603 Sabir Hashmy (312) 325-3222 (312) 325-3239

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status
Eurodollar Rate	0.60%	.80%	1.00%
Floating Rate	0.00%	0.25%	0.50%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status

Facility Fee	0.15%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to split rating and other provisions of the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Ba1 or better or the Borrower’s S&P Rating is BB+ or better.

“Level III Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status or Level II Status.

“Moody’s Rating” means, at any time, the issuer rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt without third party credit enhancement.

“S&P Rating” means, at any time, the issuer rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt without third party credit enhancement.

“Status” means either Level I Status, Level II Status or Level III Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings and if such ratings change during any reporting period, the Status shall change on such date. Notwithstanding anything herein to the contrary, in the event of a split rating (including a split rating of two or more gradations), the lower rating shall apply. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has neither a Moody’s Rating nor an S&P Rating, Level III Status shall exist.

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$150,000,000
Total	$150,000,000